As filed with the Securities and Exchange Commission on October 1, 2012

Registration No. 333-160079

Registration No. 333-160078

Registration No. 333-90880

Registration No. 333-64549

Registration No. 333-56121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160079

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160078

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-90880

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-64549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-56121

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

W. P. CAREY INC.

(AS SUCCESSOR TO W. P. CAREY & CO. LLC)

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3912578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

W. P. CAREY & CO. LLC 2009 SHARE INCENTIVE PLAN

W. P. CAREY & CO. LLC 2009 NON-EMPLOYEE DIRECTORS’ INCENTIVE PLAN

W. P. CAREY & CO. LLC 1997 SHARE INCENTIVE PLAN (f/k/a CAREY DIVERSIFIED LLC 1997

SHARE INCENTIVE PLAN)

W. P. CAREY & CO. LLC 1997 NON-EMPLOYEE DIRECTORS’ INCENTIVE PLAN (f/k/a CAREY

DIVERSIFIED LLC 1997 NON-EMPLOYEE DIRECTORS’ INCENTIVE PLAN)

W. P. CAREY & CO. LLC EMPLOYEE SHARE PURCHASE PLAN (f/k/a CAREY

DIVERSIFIED LLC EMPLOYEE SHARE PURCHASE PLAN)

(Full titles of the Plans)

Trevor P. Bond

Chief Executive Officer

W. P. Carey Inc.

50 Rockefeller Plaza

New York, New York 10020

(212) 492-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher P. Giordano, Esquire

Sanjay M. Shirodkar, Esquire

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

(212) 335-4522

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one:)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTES

On September 28, 2012, as part of the plan to reorganize the business operations of W. P. Carey & Co. LLC, a Delaware limited liability company (“W. P. Carey”), in order to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, W. P. Carey merged with and into its wholly owned subsidiary, W. P. Carey Inc., a Maryland corporation, with W. P. Carey Inc. as the surviving corporation succeeding to and continuing to operate the existing business of W. P. Carey. We refer to W. P. Carey as the “Predecessor Registrant” and W. P. Carey Inc. as the “Registrant”. Unless otherwise indicated, references to “we,” “us,” “our,” the “Company” and “W. P. Carey Inc.” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.

The conversion of W. P. Carey to a REIT was implemented through a series of reorganizations and transactions, including, among other things (i) certain mergers of W. P. Carey subsidiaries with and into W. P. Carey Inc., (ii) the merger of W. P. Carey with and into W. P. Carey Inc., with W. P. Carey Inc. surviving the merger (the “W. P. Carey Merger”) pursuant to a definitive agreement and plan of merger dated as of February 17, 2012 between W. P. Carey and W. P. Carey Inc. (the “REIT Conversion Agreement”), and (iii) the qualification by W. P. Carey Inc. as a REIT for federal income tax purposes (collectively, the “REIT Conversion”). The REIT Conversion is an internal reorganization of the corporate structure of W. P. Carey into a REIT to hold substantially all of its real estate assets while its investment management activities are organized under taxable REIT subsidiaries. In addition, W. P. Carey and Corporate Property Associates 15 Incorporated (“CPA®:15”) proposed a combination of their companies by a merger and related transactions (the “Merger”) pursuant to a definitive agreement and plan of merger dated as of February 17, 2012 (the “Merger Agreement”). In the Merger, each holder of CPA®:15 common stock issued and outstanding immediately prior to the effective time of the Merger received for each share of CPA®:15 common stock, consideration consisting of: (i) $1.25 in cash and (ii) 0.2326 shares of W. P. Carey Inc. common stock (the “Merger Consideration”).

The REIT Conversion and the Merger were approved by the requisite vote of shareholders of the Predecessor Registrant at a special meeting held on September 13, 2012. At the effective time of the W. P. Carey Merger, each outstanding W. P. Carey listed share, no par value per share (the “Listed Shares”), was converted into the right to receive an equal number of shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), which are subject to certain share ownership and transfer restrictions designed to protect the Registrant’s ability to qualify for REIT status. Based on the number of Listed Shares and the number of shares of common stock of W. P. Carey’s subsidiaries outstanding on July 16, 2012, the record date for W. P. Carey’s special meeting of shareholders, at the effective time of the W. P. Carey Merger, W. P. Carey Inc. issued approximately 40,365,000 shares of its Common Stock in the W. P. Carey Merger. The W. P. Carey Merger was completed on September 28, 2012.

The Merger was approved by the requisite vote of the stockholders of CPA®:15 at a special meeting held on September 13, 2012. At the effective time of the Merger, each share of CPA®:15 common stock issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by holders of CPA®:15 common stock who had perfected their appraisal rights, were cancelled and ultimately converted into the Merger Consideration. Based on the number of shares of CPA®:15 common stock outstanding on July 23, 2012, the record date for CPA®:15’s special meeting of stockholders, at the effective time of the Merger, W. P. Carey Inc. issued, in the aggregate, approximately 28,190,000 shares of its Common Stock in connection with the Merger. The Merger was completed on September 28, 2012. In sum, as a result of the W. P. Carey Merger and the Merger, approximately 68,555,000 shares of Common Stock were issued.

As a result of the consummation of the REIT Conversion and the Merger, W. P. Carey Inc. succeeded to all the businesses, assets and liabilities of each of W. P. Carey and CPA®:15 and owns all the assets previously held by and carries on the business of each of W. P. Carey and CPA®:15.

The issuance of the shares of the Registrant’s Common Stock was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registrant’s registration statement on Form S-4 (File No. 333-180328), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on July 30, 2012. Shares of the Registrant’s Common Stock trade on the same exchange, the New York Stock Exchange, and under the same symbol, “WPC,” as the Listed Shares of the Predecessor Registrant prior to the W. P. Carey Merger.

At the effective time of the W. P. Carey Merger, the Registrant assumed all of the Predecessor Registrant’s obligations under the following plans (the “Plans”):

•	W. P. Carey & Co. LLC 2009 Share Incentive Plan

•	W. P. Carey & Co. LLC 2009 Non-Employee Directors’ Incentive Plan

•	W. P. Carey & Co. LLC 1997 Share Incentive Plan (f/k/a Carey Diversified LLC 1997 Share Incentive Plan)

•	W. P. Carey & Co. LLC 1997 Non-Employee Directors’ Incentive Plan (f/k/a Carey Diversified LLC 1997 Non-Employee Directors’ Incentive Plan)

•	W. P. Carey & Co. LLC Employee Share Purchase Plan (f/k/a Carey Diversified LLC Employee Share Purchase Plan)

Each outstanding option to purchase Predecessor Registrant Listed Shares and each other right to acquire or receive Predecessor Registrant Listed Shares under the Plans converted into an option to purchase or right to acquire or receive the same number of shares of Registrant Common Stock, with the same rights and conditions as the corresponding Predecessor Registrant option and other rights to acquire or receive Predecessor Registrant Listed Shares under the Plans prior to the W. P. Carey Merger.

This Post-Effective Amendment No. 1 pertains to the adoption by the Registrant of the following Registration Statements of the Predecessor Registrant (collectively, the “Registration Statements”):

i.	(No. 333-160079) originally covering 325,000 Listed Shares (W. P. Carey & Co. LLC 2009 Non-Employee Directors’ Incentive Plan);

ii.	(No. 333-160078) originally covering 3,600,000 Listed Shares (W. P. Carey & Co. LLC 2009 Share Incentive Plan);

iii.	(No. 333-90880) originally covering 5,500,000 Listed Shares (W. P. Carey & Co. LLC 1997 Share Incentive Plan);

iv.	(No. 333-64549) originally covering 1,000,000 Listed Shares (Carey Diversified LLC 1997 Share Incentive Plan and Carey Diversified LLC 1997 Non-Employee Directors’ Incentive Plan); and

v.	(No. 333-56121) originally covering 500,000 Listed Shares (Carey Diversified LLC Employee Share Purchase Plan).

This Post-Effective Amendment No. 1 is being filed by the Registrant pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the REIT Conversion and the Merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of the filing of the Registration Statements.

This Post-Effective Amendment No. 1 to the Registration Statements shall become effective upon filing with the Commission pursuant to Rule 464 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act, and the Introductory Notes to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

We are subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. The following documents (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act and applicable Commission rules and regulations), which are on file with the Commission (File No. 001-13779 and File No. 333-180328), are incorporated by reference herein and shall be deemed to be part of these Registration Statements:

(a) The Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, noting that the financial statements of the Predecessor Registrant have been superseded by, and are also incorporated by reference, by financial statements included on pages F-12 to F-73 in the Registration Statement of W. P. Carey Inc. on Form S-4 dated July 27, 2012 ;

(b) All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c) Description of Common Stock of the Registrant contained or incorporated in the Form 8-A filed by the Registrant on September 25, 2012 (File No. 001-35665) (which, among other matters, registers the Registrant’s Common Stock under Section 12(b) of the Exchange Act), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in these Registration Statements and to be a part hereof from their respective dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference in these Registration Statements shall be deemed to be modified or superseded for purposes of these Registration Statements to the extent that a statement contained in these Registration Statements or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in these Registration Statements modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Registration Statements.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our charter and bylaws also provide that we must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any individual who is a present or former director or officer of W. P. Carey Inc. or a predecessor of W. P. Carey Inc. from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. Additionally, our charter provides that we may, with the approval of the board of directors, indemnify, if and to the extent determined to be authorized and appropriate in accordance with applicable law, any person permitted, but not required, to be indemnified under Maryland law by W. P. Carey Inc. or a predecessor of W. P. Carey Inc.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she was made, or was threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION

3.1	Form of Articles of Amendment and Restatement of W. P. Carey Inc., incorporated by reference to Annex F to Registrant’s Registration Statement on Form S-4/A filed with the SEC on July 27, 2012 (File No. 333-180328).

3.2	Form of Amended & Restated Bylaws of W. P. Carey Inc., incorporated by reference to Annex G to Registrant’s Registration Statement on Form S-4/A filed with the SEC on July 27, 2012 (File No. 333-180328).

5.1*	Opinion of DLA Piper LLP (US).

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney.

99.1*†	W. P. Carey Inc. 2009 Share Incentive Plan, as amended and restated.

99.2*†	W. P. Carey Inc. 2009 Non-Employee Directors’ Incentive Plan, as amended and restated.

99.3†	W. P. Carey & Co. LLC 1997 Share Incentive Plan, as amended, incorporated by reference to Exhibit 10.8 to the Predecessor Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2009 (File No. 001-13779).

99.4†	W. P. Carey & Co. LLC 1997 Non-Employee Directors’ Incentive Plan, incorporated by reference to Predecessor Registrant’s definitive Schedule 14A filed April 30, 2007.

99.5*†	W. P. Carey Inc. Employee Share Purchase Plan, as amended and restated.

*	Filed herewith.
†	As of the effective time of the W. P. Carey Merger, this plan was assumed by W. P. Carey Inc. pursuant to actions taken by the W. P. Carey Inc. board of directors at a duly constituted meeting on September 13, 2012.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to these Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in these Registration Statements;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in these Registration Statements.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 2012.

W. P. CAREY INC.

By:	/s/ Trevor P. Bond
Trevor P. Bond
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Trevor P. Bond	Chief Executive Officer, President and	October 1, 2012
Trevor P. Bond	Director (Principal Executive Officer)

/s/ Mark J. DeCesaris	Chief Financial Officer, Chief Administrative Officer and	October 1, 2012
Mark J. DeCesaris	Director (Principal Financial Officer)

/s/ Hisham A. Kader	Chief Accounting Officer	October 1, 2012
Hisham A. Kader	(Principal Accounting Officer)

A majority of the Board of Directors: (Trevor P. Bond, Francis J. Carey, Nathaniel S. Coolidge, Mark J. DeCesaris, Eberhard Faber, IV, Benjamin H. Griswold, IV, Axel K.A. Hansing, Richard C. Marston, Robert E. Mittelstaedt, Jr., Charles E. Parente, Nick J.M. van Ommen, Karsten von Köller, and Reginald Winssinger)

Date: October 1, 2012	By:	/s/ Thomas E. Zacharias
Thomas E. Zacharias, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Form of Articles of Amendment and Restatement of W. P. Carey Inc., incorporated by reference to Annex F to Registrant’s Registration Statement on Form S-4/A filed with the SEC on July 27, 2012 (File No. 333-180328).

3.2	Form of Amended & Restated Bylaws of W. P. Carey Inc., incorporated by reference to Annex G to Registrant’s Registration Statement on Form S-4/A filed with the SEC on July 27, 2012 (File No. 333-180328).

5.1*	Opinion of DLA Piper LLP (US).

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney.

99.1*†	W. P. Carey Inc. 2009 Share Incentive Plan, as amended and restated.

99.2*†	W. P. Carey Inc. 2009 Non-Employee Directors’ Incentive Plan, as amended and restated.

99.3†	W. P. Carey & Co. LLC 1997 Share Incentive Plan, as amended, incorporated by reference to Exhibit 10.8 to the Predecessor Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2009 (File No. 001-13779).

99.4†	W. P. Carey & Co. LLC 1997 Non-Employee Directors’ Incentive Plan, incorporated by reference to Predecessor Registrant’s definitive Schedule 14A filed April 30, 2007.

99.5*†	W. P. Carey Inc. Employee Share Purchase Plan, as amended and restated.

*	Filed herewith.
†	As of the effective time of the W. P. Carey Merger, this plan was assumed by W. P. Carey Inc. pursuant to actions taken by the W. P. Carey Inc. board of directors at a duly constituted meeting on September 13, 2012.